                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                                  PacifiCorp
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                                                  March 29, 1996

To Our Shareholders:

  Our annual meeting of shareholders will be held this year in Portland, Oregon and you are cordially invited to attend.

   Date:    Wednesday, May 8, 1996
   Time:    1:30 p.m.
   Place:   Red Lion Hotel/Lloyd Center
            1000 NE Multnomah
            Portland, Oregon

  The official business portion of the meeting will cover the items described in the notice of the annual meeting and the proxy statement which are attached.

  Management will also report on operations and other matters affecting the Company, followed by a question and answer session. After the meeting, officers and directors will be available to visit with shareholders.

  Should you have any questions about any of the matters to be considered at the meeting, we would be happy to hear from you.

                                          Sincerely,

                                          [SIGNATURE]

                                          President and Chief Executive
                                           Officer

                                          [SIGNATURE]

                                          Chairman

P.S. A significant number of our shareholders own less than 100 shares each.
     Regardless of the number of shares you own, your vote is important. The prompt return of your proxy will save follow-up expenses and assure proper representation at the meeting.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of PACIFICORP:

  The 1996 Annual Meeting of Shareholders of PacifiCorp will be held at the Red Lion Hotel/Lloyd Center, 1000 NE Multnomah, Portland, Oregon 97232 on Wednesday, May 8, 1996, at 1:30 p.m. Pacific Daylight Time, for the following purposes:

  1. to elect four Class III directors, each to serve for a term of three years and until their successors are duly elected and qualified;

  2. to act on the proposed ratification of the appointment of Deloitte & Touche LLP to serve as independent auditor of the Company for the year 1996; and

  3.  to transact such other business as may properly come before the meeting.

  Only shareholders of record at the close of business on March 15, 1996 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The meeting is subject to adjournment from time to time as the shareholders present in person or by proxy may determine.

  All shareholders who find it convenient to do so are cordially invited to attend the meeting in person.

  Whether or not you plan to attend, please sign, date and return the accompanying form of proxy in the enclosed postage paid return envelope. We shall appreciate your giving this matter your prompt attention.

                                          By Order of the Board of Directors

                                          Sally A. Nofziger
                                          Vice President and Corporate
                                           Secretary

Portland, Oregon
March 29, 1996

                       [LOGO OF PACIFICORP APPEARS HERE]
                               700 N.E. MULTNOMAH
                             PORTLAND, OREGON 97232

                                PROXY STATEMENT

  A proxy in the accompanying form is solicited by the Board of Directors of PacifiCorp, an Oregon corporation (Company), for use at the meeting of shareholders to be held at the Red Lion Hotel/Lloyd Center, 1000 NE Multnomah, Portland, Oregon, on Wednesday, May 8, 1996, at 1:30 p.m. Pacific Daylight Time, and at any adjournment or adjournments thereof. The approximate date this proxy statement and accompanying proxy card are first being sent to shareholders is March 29, 1996.

  Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Corporate Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by electing to vote in person while in attendance at the meeting in Portland. However, a shareholder who attends the meeting need not revoke the proxy and vote in person, unless so desired.

  The shares represented by each proxy will be voted in accordance with the instructions specified in the proxy, if given. If a signed proxy is returned without instructions, it will be voted for the directors, for approval of Deloitte & Touche LLP as auditor and in accordance with this proxy statement on any other business that may properly come before the meeting. Directors are elected by a plurality of the votes cast by holders of the shares entitled to vote at the Annual Meeting if a quorum is present. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted for any purpose in determining whether a proposal is approved and have no effect on the determination of whether a plurality exists with respect to a given nominee.

  The Company's outstanding voting securities at March 15, 1996 consisted of 293,298,280 shares of Common Stock, 126,533 shares of 5% Preferred Stock, 657,943 shares of Serial Preferred Stock, 440,000 shares of $7.12 No Par Serial Preferred Stock, 1,000,000 shares of $7.70 No Par Serial Preferred Stock and 750,000 shares of $7.48 No Par Serial Preferred Stock, each of which is entitled to one vote on all matters to be presented at the meeting, and 2,766,963 shares of the $1.98 No Par Serial Preferred Stock, Series 1992, and 666,210 shares of the $2.13 Series of No Par Serial Preferred Stock, each of which is entitled to one-quarter of one vote on all matters to be presented at the meeting. Only shareholders of record at the close of business on March 15, 1996 will be entitled to notice of and to vote at the meeting and any adjournment thereof. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning beneficial ownership of the Company's stock.

                            1. ELECTION OF DIRECTORS

  The persons named in the proxy will vote your stock for the election of four directors to serve in Class III of the Company's Board of Directors for terms expiring at the 1999 Annual Meeting and until their successors shall be duly elected and qualified. If any of the nominees becomes unavailable for election for any reason (none currently being known), the proxy holders will have discretionary authority to vote pursuant to the proxy for a suitable substitute or substitutes. Each nominee for director to serve in Class III is now serving on the Board. There are no family relationships among the directors and executive officers of the Company.

  The Board of Directors is divided into three classes: Class I, Class II and Class III, each class as nearly equal in number as possible. The directors in each class hold office for three-year terms. The four current Class III directors, whose present terms expire in 1996, are being proposed for election for new three-year terms (expiring in 1999) at this Annual Meeting. The Bylaws of the Company provide that the term of any director shall not extend beyond the regular quarterly meeting of the Board of Directors following the date the director reaches age 70, regardless of the normal expiration of the director's term. Pursuant to this requirement, Mr. Wheeler will retire prior to serving the full term for which he is nominated. When Mr. Wheeler reaches retirement age, either the size of the Board will be reduced or a new director will be elected by the Board to fill the vacancy until the next annual meeting of shareholders. The tables that follow include information with respect to each director's business experience for the past five years. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning share ownership of nominees and directors.

  The Board of Directors recommends a vote FOR the election of these nominees.

                NOMINEES FOR ELECTION AT THE 1996 ANNUAL MEETING

                   NAME, AGE, CLASS, PRINCIPAL
               OCCUPATION AND OTHER DIRECTORSHIPS                 DIRECTOR SINCE
               ----------------------------------                 --------------
Frederick W. Buckman, 50 (Class III, 1999).......................      1994
 President and Chief Executive Officer of the Company since
 February 1, 1994; formerly President and Chief Executive Officer of Consumers Power Company, Jackson, Michigan, 1992-1994;
 President and Chief Operating Officer of Consumers Power
 Company, 1988-1991; Director of Standard Insurance Company and
 PacifiCorp Holdings, Inc.
Don M. Wheeler, 67 (Class III, 1999).............................      1989
 Chairman and Chief Executive Officer, formerly President and
 General Manager, Wheeler Machinery Company, equipment and
 machinery sales, repairs, parts and service, Salt Lake City,
 Utah.
Nancy Wilgenbusch, 48 (Class III, 1999)..........................      1986
 President, Marylhurst College, Portland, Oregon; previously Vice
 President of Marketing and Public Affairs, College of Saint
 Mary, Omaha, Nebraska,
 1981-1984; Director of Pacific Telecom, Inc.
Peter I. Wold, 48 (Class III, 1999)..............................    May 1995
 Partner, Wold Oil & Gas Company, an oil and gas exploration and production company, Casper, Wyoming, since 1981; Director of Key
 Bank of Wyoming,
 1991-1995; Director of Federal Reserve Bank of Kansas City,
 Denver Branch.

                         DIRECTORS WHOSE TERMS CONTINUE

                   NAME, AGE, CLASS, PRINCIPAL
               OCCUPATION AND OTHER DIRECTORSHIPS                 DIRECTOR SINCE
               ----------------------------------                 --------------
Kathryn A. Braun, 44 (Class II, 1998)............................      1994
 Executive Vice President, Western Digital Corporation, a
 computer equipment company, Irvine, California, since 1988;
 Director of Artisoft, Inc.
C. Todd Conover, 56 (Class I, 1997)..............................      1991
 President and Chief Executive Officer, The Vantage Company, a
 business consulting firm, Los Altos, California, since 1992;
 formerly General Manager, Finance Industry Group, Tandem
 Computers Incorporated, 1994-1995; President and Chief Executive
 Officer, Central Banks of Colorado, 1991-1992; Director of
 Blount International, Inc. and PacifiCorp Holdings, Inc.
Richard C. Edgley, 60 (Class II, 1998)...........................      1987
 Member of the Presiding Bishopric, formerly Managing Director,
 Finance and Records Department of The Church of Jesus Christ of
 Latter-day Saints; previously Vice President of Administration and Control for consumer non-food operations, General Mills,
 1977-1981.
Nolan E. Karras, 51 (Class I, 1997)..............................      1993
 Investment Adviser, Karras & Associates, Inc., Roy, Utah, 1983
 to date; former Member of Utah House of Representatives, 1981-
 1990; Speaker of the House, 1989-1990; Chairman of Utah State
 Building Board; Director of PacifiCorp Holdings, Inc. and
 Pacific Telecom, Inc.
Keith R. McKennon, 62 (Class I, 1997)............................      1990
 Chairman of the Board since 1994; formerly Chairman (1992-1994)
 and Chief Executive Officer (1992-1993), Dow Corning
 Corporation, Midland, Michigan; Executive Vice President and
 Director, The Dow Chemical Company, 1990-1992; President, Dow
 Chemical USA, 1987-1990; Director of Tektronix, Inc.
Robert G. Miller, 52 (Class II, 1998)............................      1994
 Chairman and Chief Executive Officer, Fred Meyer, Inc., a retail merchandising company, Portland, Oregon, since 1991; formerly
 Executive Vice President of Retail Operations, Albertsons, Inc.,
 1989-1991.
Verl R. Topham, 61 (Class II, 1998)..............................      1994
 Senior Vice President and General Counsel of the Company since
 1994; formerly President, Utah Power & Light Company, 1990-1994;
 Director of First Interstate Bank of Utah.

                 DIRECTOR COMPENSATION AND CERTAIN TRANSACTIONS

  The Company's directors other than officers are compensated for their board service by a combination of cash and Company Common Stock under a Non-Employee Directors' Stock Compensation Plan that seeks to increase the community of interest between the Company's shareholders and its directors. Under this plan, non-employee directors of the Company are granted approximately $75,000 worth of the Company's Common Stock every five years. Non-employee directors having fewer than five years of service remaining before reaching retirement age receive stock valued at approximately $15,000 for each remaining year. Stock granted under this plan vests over the five-year period following the grant or shorter period to retirement, and unvested shares are forfeited if the recipient ceases to be a director. The shares are purchased in the market with funds supplied by the Company, and the certificates are then held by the Company until the shares vest. During 1995, an aggregate of 15,227 shares previously granted under the plan became vested.

  The Company's directors other than officers receive the balance of their compensation in the form of cash. They are paid $16,000 per year plus $750 for each Board or committee meeting attended. Mr. McKennon is paid $155,000 per year in Company Common Stock for his service as Chairman of the Board, including his $15,000 per year participation in the Non-Employee Directors' Stock Compensation Plan. Members of the Executive Committee and chairs of the other committees of the Board are paid an additional $2,500 per year. Non-employee members of the regional boards are paid $9,000 per year plus $600 for each board or subcommittee meeting attended. Chairs of the subcommittees of those boards receive $750 for each subcommittee meeting attended. See "Regional Boards." In addition, members of the Utah Board who are former directors of Utah Power & Light Company, including Messrs. Peterson and Wheeler, participate in a retirement plan under which they are eligible to receive benefits of $560 per month upon retirement at age 65 or older and certain death benefits.

  During 1995, Messrs. Conover and Karras received $6,750 and $6,000 in directors' fees, respectively, from PacifiCorp Holdings, Inc., and Dr. Wilgenbusch and Mr. Karras received $15,150 and $6,750 in directors' fees, respectively, from Pacific Telecom, Inc. (Pacific Telecom). During 1995, Dr. Wilgenbusch was also a participant in Pacific Telecom's non-employee director stock compensation plan, pursuant to which non-employee directors of Pacific Telecom were granted approximately $37,500 worth of Pacific Telecom common stock every five years, which stock and dividends accrued thereon vested upon retirement subject to forfeiture under certain circumstances. In the September 1995 merger (the "Pacific Telecom Merger") in which Pacific Telecom became a wholly owned subsidiary of PacifiCorp Holdings, Inc., shares held pursuant to the Pacific Telecom non-employee director plan were converted into cash and the plan was terminated.

  Mr. Wheeler is Chairman and Chief Executive Officer of Wheeler Machinery Company, a company engaged in sales and service of large earth-moving and grading equipment, engines and related machinery. During 1995, the Company and its subsidiaries purchased equipment and services from this company in the ordinary course of business for a total of approximately $901,978. Richard E. Wheeler, Mr. Wheeler's brother, is the owner of Wyoming Machinery Company, a business located in Casper, Wyoming, similar to, but separate from, Wheeler Machinery Co. During 1995, the Company and its subsidiaries purchased equipment and services from this company in the ordinary course of business for a total of approximately $6,140,182. The Company believes that the terms of these transactions were no less favorable to the Company than those available from other parties. Similar purchases have been made by the Company or its predecessors from these two companies since 1951.

                                BOARD COMMITTEES

  The Board of Directors is responsible for the overall affairs of the Company. To assist in carrying out its responsibilities, the Board has delegated certain authority to several standing committees. The Board generally appoints members of committees at its Annual Meeting in May of each year. The membership of these committees as of March 29, 1996 is as follows:

EXECUTIVE COMMITTEE         COMMITTEE ON DIRECTORS             AUDIT COMMITTEE
-------------------         ----------------------             ---------------
Keith R. McKennon*          C. Todd Conover*                   Nancy Wilgenbusch*
Frederick W. Buckman        Don M. Wheeler                     Kathryn A. Braun
C. Todd Conover             Peter I. Wold                      Richard C. Edgley
Richard C. Edgley                                              Nolan E. Karras
Nolan E. Karras                                                Don M. Wheeler
Robert G. Miller
PERSONNEL COMMITTEE         FINANCE COMMITTEE                  PRICING COMMITTEE
-------------------         -----------------                  -----------------
Nolan E. Karras*            Richard C. Edgley*                 Frederick W. Buckman
Kathryn A. Braun            Frederick W. Buckman               Verl R. Topham
Robert G. Miller            C. Todd Conover
Nancy Wilgenbusch           Robert G. Miller
                            Peter I. Wold

---------------------
*Chair

  The Executive Committee held five meetings in 1995. The committee has and may exercise all of the powers of the Board during the intervals between its meetings that may be lawfully delegated, subject to such limitations as may be provided by resolution of the Board.

  The Committee on Directors seeks and recommends specific candidates for directors. In addition, the Committee on Directors reviews and recommends to the Board policies on the qualifications, tenure, compensation and retirement of directors and monitors compliance by individual directors with the policies adopted by the Board. Shareholders who wish to submit names to the Committee on Directors for consideration should do so in writing addressed to the Committee on Directors, c/o Corporate Secretary, PacifiCorp, 700 NE Multnomah, Portland, Oregon 97232. The Committee on Directors held four meetings in 1995.

  The Audit Committee held five meetings in 1995. It nominates the independent auditor of the Company for approval by the Board of Directors and the shareholders, reviews the planned scope and results of the annual audit, confers with the independent auditor and reviews its recommendations with respect to accounting, internal controls and other matters, and confers periodically with accounting officers of the Company. The Audit Committee also reviews assessments of risk within each organizational unit and important regulatory and accounting pronouncements, meets with management and the internal auditors to review the scope and results of internal audit activity, as appropriate, and periodically reviews the adequacy of the Company's accounting and financial personnel resources. The Audit Committee reports the results of its reviews and meetings to the Board.

  The Personnel Committee makes recommendations to the Board on executive compensation plans, approves salaries for officers of the Company and significant compensation and benefit changes, and administers the Long-Term Incentive Plan, the Supplemental Executive Retirement Plan, and the Compensation Reduction Plan. The Committee consists of four directors who are not current or former officers or employees of the Company or any of its subsidiaries. The Personnel Committee held four meetings in 1995. See "Personnel Committee Report on Executive Compensation" below.

  The Finance Committee, to the extent authority is delegated to it by the Board with respect to each issuance of securities, approves the final terms of issuance. The committee also consults with appropriate officers of the Company concerning requirements for capital, the condition of the capital markets and the most appropriate means of obtaining capital as needed from time to time. The committee also reviews the general terms of proposed financings when requested by the Chairman of the Board, the President or any Vice President, and reports thereon to the Board. The Board has delegated to the Finance Committee responsibility for review and approval of the Company's interest, currency rate and other hedging arrangements, as well as oversight responsibility with respect to derivative products involving electricity and other commodities. It held four meetings in 1995.

  The Pricing Committee, to the extent authority is delegated to it by the Board of Directors with respect to each issuance of securities, approves the final terms of issuance within parameters set by the Board. The Pricing Committee also authorizes redemptions of the Company's debt and equity securities in accordance with their terms. The Pricing Committee held one meeting during 1995, and it took action by consent of the members on five occasions.

  The Board of Directors held eight meetings in 1995. All Board members attended at least 75% of the aggregate of the meetings of the Board and the committees of which they were members.

                                REGIONAL BOARDS

  In February 1995, the Board of Directors established the Pacific Board, the Utah Board and the Wyoming Board, each of which has been delegated certain responsibilities relating to the business and operations of the Company in a designated service territory, including review of policies and practices with respect to customer service and strategic planning. The Wyoming Board was formally organized in November 1995. Membership of these boards includes persons who are not directors of the Company. In 1995, the Pacific Board held four meetings; the Utah Board held five meetings; and the Wyoming Board held one meeting.

PACIFIC BOARD            UTAH BOARD             WYOMING BOARD
-------------            ----------             -------------
William B. Douglas*      Richard C. Edgley      Deborah Healy Hammons*
M. K. Felt*              Nolan E. Karras        John W. Hay III*
Paul G. Lorenzini*       Paul G. Lorenzini*     Brent R. Kunz*
John E. Mooney*, Chair   John E. Mooney*, Chair Thomas A. Lockhart*, Chair
Michael D. Naumes*       Chase N. Peterson*     Margaret Maier Murdock*
Linda Shelk*             Peggy A. Stock*        Verl R. Topham
Ethel Simon-McWilliams*  Verl R. Topham         Peter I. Wold
Verl R. Topham           Don M. Wheeler

---------------------
*Not a director of the Company

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of March 1, 1996 regarding the beneficial ownership of the Company's Common Stock by (i) each director or nominee for director of the Company; (ii) each of the executive officers named in the Summary Compensation Table below; and (iii) all executive officers and directors of the Company as a group. As of March 1, 1996, each of the directors and executive officers identified below and all executive officers and directors of the Company as a group owned less than 0.1% of the Company's Common Stock. No person is known by the Company to be the beneficial owner of more than five percent of any class of the Company's stock.

BENEFICIAL OWNER                                           NUMBER OF SHARES (1)
----------------                                           --------------------
Directors and Nominees
 Kathryn A. Braun.........................................         4,260
 Frederick W. Buckman.....................................       125,627
 C. Todd Conover .........................................         4,907
 Richard C. Edgley .......................................         9,577
 Nolan E. Karras .........................................         3,809
 Keith R. McKennon .......................................        22,865
 Robert G. Miller.........................................         4,286
 Verl R. Topham...........................................        37,926
 Don M. Wheeler...........................................        15,938
 Nancy Wilgenbusch .......................................         9,943
 Peter I. Wold ...........................................         4,893

Nondirector Executive Officers
 John A. Bohling .........................................        34,281
 Paul G. Lorenzini .......................................        22,107
 Charles E. Robinson .....................................        40,593

All executive officers and directors as a group (25
 persons) ................................................       503,710

---------------------
(1) Includes ownership of (a) shares held by family members even though beneficial ownership of such shares may be disclaimed, (b) shares granted and subject to vesting as to which the individual has voting but not investment power under individual compensation arrangements or one or more of the stock based compensation plans of the Company and (c) shares held for the account of such persons pursuant to the Compensation Reduction Plan.

                     2. APPOINTMENT OF INDEPENDENT AUDITOR

  The Board of Directors, on recommendation of the Audit Committee and subject to ratification by shareholders, has appointed Deloitte & Touche LLP to perform an examination of the consolidated financial statements of the Company and its subsidiaries for the year 1996 and to render its opinion thereon.

  Deloitte & Touche LLP is an international accounting firm with substantial experience in public utility accounting matters, an accounting area subject to detailed regulation at both the national and state levels. The firm has acted as independent auditor for PacifiCorp since 1933 and, as a consequence, has competent, professionally qualified personnel who are familiar with the history and operations of the Company. The Board of Directors believes that the firm is well qualified to serve as the Company's independent auditor for 1996.

  Representatives of the firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

  The Board of Directors recommends a vote FOR this proposal.

              PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Personnel Committee of the Board of Directors is responsible for approving compensation levels for officers of the Company, administering executive compensation plans as authorized by the Board and recommending executive compensation plans and compensation of the Chief Executive Officer to the Board for approval. The Committee is also responsible for approving incentive plans for all employees, salary structure and merit programs for senior management and changes in policy relating to employee benefits. Following is the report of the Personnel Committee describing the components of the Company's executive compensation program and the basis upon which 1995 compensation determinations were made.

                            COMPENSATION PHILOSOPHY

  It is the philosophy of the Company that executive compensation be linked closely to corporate performance and increases in shareholder value. The Company's compensation program has the following objectives:

  . Provide competitive total compensation that enables the Company to attract and retain key executives.

  . Provide variable compensation opportunities that are linked to performance.

  . Establish an appropriate balance between incentives focused on short-term objectives and those encouraging sustained superior earnings performance and increases in shareholder value.

  Qualifying compensation for deductibility under IRC Section 162(m), which limits to $1 million the annual deduction by a publicly held corporation of compensation paid to any executive except with respect to certain forms of incentive compensation that qualify for exclusion, is one of many factors that the Company considers in designing its incentive compensation arrangements. The Company views the objectives outlined above as more important than compliance with the technical requirements necessary to exclude compensation from the deductibility limit of IRC Section 162(m). Nevertheless, the Company anticipates that the amount of compensation in excess of the deductibility limit of IRC Section 162(m) for all executive officers as a group will not be material.

                        COMPENSATION PROGRAM COMPONENTS

  The Personnel Committee, assisted by its outside consultant, evaluates the total compensation package of executives annually in relation to competitive pay levels. For positions with corporate-wide responsibility, the Committee uses a blend of competitive data from comparably sized companies in the electric utility industry and general industry, reflecting the diversification of the Company's business operations. The companies used for the competitive compensation analysis are not exactly the same as those electric utility companies included in the preparation of the performance graph set forth below because the Committee believes that all of those companies are not necessarily the Company's most direct competitors for executive talent. The weighting of the data for each officer depends upon the responsibilities of the officer. For officers whose exclusive focus is electric operations, the weighting is 100% electric utility industry data. For officers who have corporate-wide focus, the weighting depends upon the relative size of the electric operations at the time the analysis is made; for 1995, the weighting was 80% electric utility industry and 20% general industry data, except for general accounting positions for which 100% general industry data were used. For officers with responsibilities outside the electric operations, relevant industry data were utilized. The Committee seeks to maintain compensation opportunities for the Company's senior executives such that they have a higher percentage of compensation at risk than is typical for similar positions in the utility industry. For Mr. Robinson, the Committee establishes awards under the Company's Long-Term Incentive Plan, but the board of directors of Pacific Telecom has responsibility for fixing his annual compensation.

  The Company's executive compensation program consists of two principal elements: (a) annual compensation and (b) long-term incentive pay. Actual compensation depends upon performance as described below.

  Annual compensation is comprised of base salary and annual incentive compensation. Base salaries and target incentive amounts are reviewed for adjustment at least annually based upon competitive pay levels, individual performance and potential, and changes in duties and responsibilities. Base salary and the incentive target are set at a level such that total annual compensation for satisfactory performance would approximate the midpoint of pay levels in the comparison group used to develop competitive data. The Committee recommended that, for 1996, the incentive portion of employees' annual compensation be increased rather than increasing base salaries.

  All employees participated in an annual incentive plan during 1995. Awards under the plan were to be earned based upon Company, business unit and individual performance in relation to established performance objectives, which included achievement of targeted earnings available for Common Stock and the success of the participant's organizational unit in achieving specific operational, financial and management goals. The relative weights of the performance criteria varied among organizational units in accordance with the nature of their operations.

  Because the Company did not achieve its 1995 earnings target, there was no payout under the annual incentive plan except to selected officers with overall corporate responsibility, as described below. However, after reviewing and considering the substantial progress made in 1995 toward the attainment of the Company's strategic objectives and the exceptional work done by the Company's employees in overcoming the special challenges faced in 1995, the non-employee directors approved a limited pool of funds to be distributed as special one-time cash awards to nearly all employees, except for certain senior executives for whom the non-employee directors approved awards of restricted stock that will vest at 25% per year in each of the next four years. Restricted stock awards received by the executive officers named in the Summary Compensation Table are described in a footnote to that table.

  For selected PacifiCorp officers with overall corporate responsibility, including Mr. Buckman, 20% or less of their annual incentive award was calculated based on a weighted average of performance factors for the Company's businesses. The business goals for Pacific Telecom and PacifiCorp Financial Services were based upon return on equity and net income, respectively. Based on the performance of Pacific Telecom and PacifiCorp Financial Services, Mr. Buckman received the maximum amount for which he was eligible with respect to that portion of his annual incentive compensation, which amount is shown in the Summary Compensation Table below.

  The long-term incentive compensation program is intended to encourage executives to strive to achieve sustained superior earnings performance and increased shareholder value. The Company's Long-Term Incentive Plan ("Long-Term Plan") is designed to provide stock-based incentives in the form of annual grants of restricted stock coupled with a requirement that participants invest their own personal resources in the stock of the Company. The Committee believes that the Long-Term Plan aligns the interests of executive employees more closely with those of shareholders, provides an opportunity to link grant size to achievement of performance, and provides a stronger compensation element for retention of key employees.

  The Long-Term Plan provides for grants of restricted stock based on past performance rather than target awards for future performance cycles. The Long-Term Plan provides that the Committee may vary the grants each year based on a subjective assessment of the Company's overall performance in relation to long-term goals and plans. In determining the individuals to whom awards will be made and the amounts of the grants, the Committee considers criteria such as the following: (a) total shareholder return relative to peer companies; (b) earnings per share growth over time relative to peer companies; (c) achievement of long-term goals, strategies and plans; and (d) maintenance of competitive position. Shares awarded under the Long-Term Plan are subject to such terms, conditions and restrictions as may be determined by the Committee to be consistent with the purpose of the Long-Term Plan and the best interests of the shareholders. The restrictions may include stock transfer restrictions and forfeiture provisions designed to facilitate the achievement by participants of specified stock ownership goals. Grants of restricted stock made under the Long-Term Plan in 1993 and 1995 to the named executive officers are shown in the Summary Compensation Table below.

  In 1995, the Board of Directors amended the Company's Supplemental Executive Retirement Plan to provide benefit flexibility, improve executive retention, clarify the criteria for participation, and introduce a performance component so that the benefit would be increased if the performance targets established for the annual incentive plan were achieved. See "Executive Compensation-- Retirement Plans" below.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  When he joined the Company in 1994 as President and Chief Executive Officer, Frederick W. Buckman was offered a total compensation package that included a grant of 25,000 shares of restricted stock to vest over a four-year period, of which 12,500 shares have vested, and a grant of up to an additional 25,000 shares of restricted stock to be awarded contingent upon share-for-share purchases by Mr. Buckman. Mr. Buckman purchased 23,410 shares during 1994 and received matching grants of that number of shares. By March 3, 1995, Mr. Buckman had purchased the remaining 1,590 shares of Common Stock and was awarded an additional 1,590 shares. In February 1995, the Committee, assisted by its outside consultant, reviewed compensation levels of chief executive officers of companies similar in scope and activities to the Company, evaluated Mr. Buckman's performance, and recommended an increase in his base salary and a 50% target guideline for his annual incentive award for 1995. The recommendation was approved by the Board of Directors effective July 1, 1995. In 1995, the Committee also approved a grant of 13,750 shares of restricted stock to Mr. Buckman under the Long-Term Plan based on improvements in the Company's competitive focus that had occurred during 1994 and the prospects for future increases in shareholder growth. In 1996, the Board of Directors approved a grant of 5,553 shares of restricted stock to Mr. Buckman as special recognition for 1995 performance, as described above.

                                          PERSONNEL COMMITTEE

                                          Nolan E. Karras*
                                          Kathryn A. Braun
                                          Robert G. Miller
                                          Nancy Wilgenbusch

---------------------
* Nolan E. Karras was appointed Chair of the Personnel Committee on February 14, 1996 to replace John C. Hampton, who retired.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG THE COMPANY, S&P 500 INDEX AND TOP 50 UTILITIES*

  The following graph provides a comparison of the annual percentage change in the cumulative total shareholder return on the Company's Common Stock, with the cumulative total return of the S&P 500 Index and the top 50 electric utilities, ranked by 1994 revenues, as listed by Salomon Brothers. The comparison assumes $100 was invested on December 31, 1990 in the Company's Common Stock and in each of the foregoing indexes and assumes the reinvestment of dividends. The only change in the companies included in the list of the top 50 electric utilities between 1994 and 1995, other than the name changes indicated below, was the addition of Puget Sound Power & Light Company.


                             [GRAPH APPEARS HERE]

Measurement Period           PacifiCorp         S&P 500  Top 50 Utilities
(Fiscal Year Covered)
---------------------        ----------         -------  ----------------
Measurement Pt -
12/31/90                     $100               $100       $100
FYE 12/31/91                 $120.00            $130.34    $131.13
FYE 12/31/92                 $100.93            $140.25    $142.11
FYE 12/31/93                 $104.69            $154.32    $158.82
FYE 12/31/94                 $104.64            $156.42    $140.29
FYE 12/31/95                 $129.06            $214.99    $189.46

*Allegheny Power System    FPL Group Inc                Pinnacle West Capital
 American Electric Power   General Public Utilities     Potomac Electric Power
 Baltimore Gas & Electric  Houston Industries Inc       PP&L Resources, Inc.,
 Boston Edison Co          Illinova Corp                 formerly Pennsylvania
 Carolina Power & Light    Long Island Lighting          Power & Light
 Centerior Energy Corp     MidAmerican Energy Co.,      Public Service Co of Colo
 Central & South West       formerly Midwest Resources  Puget Sound Power & Light
 Corp                      New England Electric System  Public Service Entrp
 Cinergy                   New York State Elec & Gas    San Diego Gas & Electric
 CMS Energy Corp           Niagara Mohawk Power         SCANA Corp
 Consolidated Edison of    NIPSCO Industries Inc        SCEcorp
 NY                        Northeast Utilities          Southern Co
 Dominion Resources Inc    Northern States Power-MN     TECO Energy Inc
 DPL Inc                   Ohio Edison Co               Texas Utilities Co
 DOE Inc                   Oklahoma Gas & Electric      Unicom Corp
 DTE Energy Co., formerly  Pacific Gas and Electric Co  Union Electric Co
  Detroit Edison Co        PacifiCorp                   UtiliCorp United Inc
 Duke Power Co             PECO                         Western Resources Inc
 Entergy Corp                                           Wisconsin Energy Corp
 Florida Progress Corp

                             EXECUTIVE COMPENSATION

  The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries for fiscal years ended December 31, 1995, 1994 and 1993 of those persons who were the Chief Executive Officer of the Company for any portion of 1995 and the other four most highly compensated executive officers of the Company during 1995.

                           SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION (1)            LONG-TERM COMPENSATION
                              ------------------------------- --------------------------------------------
                                                              RESTRICTED      LONG-TERM
NAME AND PRINCIPAL                      ANNUAL   OTHER ANNUAL   STOCK         INCENTIVE      ALL OTHER
POSITION                       SALARY  BONUS (2) COMPENSATION AWARD (3)        PAYOUTS    COMPENSATION (4)
------------------            -------- --------- ------------ ----------      ---------   ----------------
Frederick W. Buckman.... 1995 $570,002 $ 88,500     $  --      $288,946(5)     $   --          $8,218
 President and Chief     1994  504,116  302,083        --       878,894(6)         --           7,180
 Executive Officer
Charles E. Robinson..... 1995  428,006  278,100        --       282,938(5)(7)      --           8,832
 Chairman, President     1994  403,500  322,800        --        87,294(7)         --          10,691
 and Chief Executive     1993  387,500  232,500        --        85,500(5)     185,865(7)      12,611
 Officer of Pacific
 Telecom
Verl R. Topham.......... 1995  280,000      --         --       103,813(5)         --           7,853
 Senior Vice President
  and                    1994  270,000  103,400        --           --             --           7,856
 General Counsel         1993  275,000  130,074        --       104,500(5)         --           9,564
Paul G. Lorenzini....... 1995  249,000      --         --        75,688(5)         --           7,814
 Senior Vice President   1994  240,000   92,156        --           --             --           7,817
                         1993  230,000  113,861        --       104,500(5)         --           9,401
John A. Bohling......... 1995  241,000      --         --       103,813(5)         --           7,804
 Senior Vice President   1994  230,000   88,086        --           --             --           7,803
                         1993  210,367   94,338        --       104,500(5)         --           8,992

---------------------
 (1) May include amounts deferred pursuant to the Compensation Reduction Plan, under which key executives and directors may defer, until retirement or a preset future date, receipt of cash compensation to a stock account to be invested in Company Common Stock, or to a cash account on which interest is paid at a rate equal to the Moody's Intermediate Corporate Bond Yield for Aa rated Public Utility Bonds.

 (2) Please refer to the Personnel Committee Report for a description of the Company's annual executive incentive plans. Incentive amounts are reported for the year in which the related services were performed.

 (3) Participants may also defer receipt of restricted stock awards to their stock accounts under the Compensation Reduction Plan. As described above in "Personnel Committee Report on Executive Compensation," certain senior executives received restricted stock awards in March 1996 as special recognition for 1995 performance, which restricted stock awards vest 25% per year in each of the next four years. The number of shares granted to Messrs. Buckman, Topham, Lorenzini and Bohling were 5,553, 2,569, 2,108 and 2,511, respectively.

 (4) Amounts shown for 1995 include (a) contributions of $7,500 to the PacifiCorp K Plus Employee Savings and Stock Ownership Plan for each of Messrs. Buckman, Robinson, Topham, Lorenzini and Bohling, and (b) $718, $1,332, $353, $314 and $304 for the portion of premiums on term life insurance policies for Messrs. Buckman, Robinson, Topham, Lorenzini and Bohling, respectively, paid by the Company. These benefits are available to all employees.

                                        (Footnotes continued on following page.)

 (5) Restricted stock grants made in February 1995 and November 1993 pursuant to the Long-Term Plan. (See "Personnel Committee Report on Executive Compensation" for a description of the Long-Term Plan.) At December 31, 1995, the aggregate value of all restricted stock holdings, based on the market value of the shares at December 31, 1995, without giving effect to the diminution of value attributed to the restrictions on such stock, of Messrs. Buckman, Robinson, Topham, Lorenzini and Bohling, respectively, were $554,532, $489,775, $203,329, $139,954, and $203,329, respectively.
     Regular quarterly dividends are paid on the restricted stock.

 (6) Restricted stock granted as part of compensation package. See "Personnel Committee Report on Executive Compensation" for a description of the compensation of the Chief Executive Officer. Regular quarterly dividends are paid on the restricted stock.

 (7) The 1994 and 1995 amounts represent restricted stock grants made in February 1994 and February 1995 pursuant to the Pacific Telecom Long-Term Incentive Plan 1994 Restatement. Prior to the restatement, participants in the plan received from zero to 260% of the targeted shares of Pacific Telecom common stock, plus dividend equivalents in cash, upon completion of a performance cycle based on their degree of success in meeting the established long-term objectives. In connection with the restatement of the plan and 1994 restricted stock grants made thereunder, the four-year performance cycle scheduled to end December 31, 1994 was terminated and prorated awards for that performance cycle were made to participants in December 1993. The four-year performance cycle beginning January 1, 1993 and ending December 31, 1996 was terminated without any awards having been made thereunder. For the performance cycle ended December 31, 1994, the performance criteria were earnings per share growth and return on equity compared to a five-year Treasury Bond rate. The plan was terminated in 1995 in connection with the Pacific Telecom Merger and the unvested portion of prior awards was forfeited in exchange for equivalent awards under the Long-Term Plan.

SEVERANCE ARRANGEMENTS

  The Executive Severance Plan adopted by the Company in 1988 terminated by its terms on December 31, 1995. It is anticipated that a new plan will be considered for adoption during 1996.

  Under an Executive Severance Plan adopted by Pacific Telecom in 1994, Mr. Robinson would receive a severance payment equal to twice his total cash compensation during the last full calendar year upon the termination of his employment with Pacific Telecom. The severance payment would be made to Mr. Robinson in 24 equal monthly payments following the date of the termination of his employment, and the payments would be terminated by Pacific Telecom if Mr. Robinson accepts employment with a competitor of Pacific Telecom or its affiliates. The Pacific Telecom Executive Severance Plan does not apply to the termination of an executive for reasons of normal retirement, death or total disability, or to a termination for cause or a voluntary termination. "Voluntary termination" does not include a change in reporting relationship, a material change in authority or a change in control of the ownership of Pacific Telecom that results in a change in position that is detrimental to the executive, unless such change in reporting relationship, authority or control is agreed to by the executive. Under the plan, "cause" for termination includes any act by an executive that is materially contrary to the interests of Pacific Telecom or its affiliates and the willful and continued failure by an executive to devote his full business time and efforts to the business affairs of Pacific Telecom. The plan will terminate on December 31, 1997, unless extended by the Board of Pacific Telecom.

RETIREMENT PLANS

  The Company and most of its subsidiaries have adopted noncontributory defined benefit retirement plans (Retirement Plans) for their employees (other than employees subject to collective bargaining agreements that do not provide for coverage). Certain executive officers, including the executive officers named in the Summary Compensation Table, are also eligible to participate in the Company's non-qualified Supplemental Executive Retirement Plan ("SERP"). The following description assumes participation in both the Retirement Plans and the SERP. Participants receive benefits at retirement payable for life based on length of service with the Company or its subsidiaries and average pay in the 60 consecutive months of highest pay out of the last 120 months, and pay for this purpose would include salary and bonuses as reflected in the Summary Compensation Table above. Benefits are based on 50% of final average pay plus up to an additional 15% of final average pay depending upon whether the Company meets certain performance goals set for each calendar year by the Personnel Committee. Actuarially equivalent alternative forms of benefits are also available at the participant's election. Retirement benefits are reduced to reflect Social Security benefits as well as certain prior employer retirement benefits. Participants are entitled to receive full benefits upon retirement after age 60 with at least 15 years of service. Participants are also entitled to receive reduced benefits upon early retirement after age 55 and at least five years of participation or after age 50 and at least 15 years of service.

  The following table shows the estimated annual retirement benefit payable upon retirement at age 60 as of January 1, 1996. Amounts in the table reflect payments from the Retirement Plans and the SERP combined.

                   ESTIMATED ANNUAL PENSION AT RETIREMENT (1)

          FINAL AVERAGE                   YEARS OF SERVICE (2)
          ANNUAL PAY AT       --------------------------------------------------------
         RETIREMENT DATE         5              15             25             30
         ---------------      --------       --------       --------       --------
           $  200,000         $ 43,333       $130,000       $130,000       $130,000
              400,000           86,667        260,000        260,000        260,000
              600,000          130,000        390,000        390,000        390,000
              800,000          173,333        520,000        520,000        520,000
            1,000,000          216,667        650,000        650,000        650,000

---------------------
(1) The benefits shown in the table above assume that the individual will remain in the employ of the Company until retirement at age 60, that the plans will continue in their present form and that the Company achieves its performance goals under the SERP in all years. Amounts shown above do not reflect the Social Security offset.

(2) The number of credited years of service used to compute benefits under the plans for Messrs. Buckman, Robinson, Topham, Lorenzini and Bohling are 2, 30, 23, 8 and 28, respectively.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended December 31, 1995, and prior fiscal years, each of its executive officers, directors and persons who own more than ten percent of the Company's Common Stock filed all reports required by Section 16(a), except that one report, covering seven small acquisitions through the Company's Compensation Reduction Plan, was filed late by Mr. Wold.

                                 ANNUAL REPORT

  The Company's Annual Report for the year 1995 is being mailed to shareholders with this proxy statement.

                     METHOD AND COST OF SOLICITING PROXIES

  The cost of the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, employees of the Company may request the return of proxies personally, by telephone or telegraph. The Company will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's stock to execute proxies. In addition, the Company has retained Georgeson & Company, Inc. to aid in the solicitation at a fee not to exceed $18,000 plus expenses.

                                 OTHER MATTERS

  SHAREHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY STATEMENT. A shareholder proposal to be considered for inclusion in proxy material for the Company's 1997 Annual Meeting must be received by the Company not later than December 1, 1996.

  SHAREHOLDER PROPOSALS NOT IN THE COMPANY'S PROXY STATEMENT. Shareholders wishing to present proposals for action at this annual meeting or at another shareholders' meeting must do so in accordance with the Company's Bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with the Company's Bylaws. If such officer does so, such officer shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

  SHAREHOLDER NOMINATIONS FOR DIRECTORS. Shareholders wishing to directly nominate candidates for election to the Board of Directors must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary as defined above. The notice shall set forth (a) as to each person whom the shareholder proposes to nominate (i) all information relating to such person that is required to be disclosed in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, and (ii) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected; and (b) as to the shareholder giving the notice
(i) the name and address of such shareholder and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. If the shareholder is not a shareholder of record at the time of giving the notice, the notice must be accompanied by appropriate documentation of the shareholder's claim of beneficial ownership. No person shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth in the Bylaws. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

  OTHER BUSINESS. The Board of Directors does not intend to present any business for action of the shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their judgment on such matters.

  Whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it promptly in the enclosed stamped return envelope.

                                          By Order of the Board of Directors

                                          Sally A. Nofziger
                                          Vice President and Corporate
                                           Secretary

PROXY                               PACIFICORP                             PROXY

    The undersigned hereby appoints Frederick W. Buckman, C. Todd Conover and Keith R. McKennon, and each of them, proxies with power of substitution, to vote in behalf of the undersigned at the Annual Meeting of Shareholders of PacifiCorp on May 8, 1996, and at any adjournment thereof, all shares of the undersigned in PacifiCorp. The proxies are instructed to vote as follows:*

Item 1.  Election of Directors.
         Nominees:  Class III


                     Frederick W. Buckman, Don M. Wheeler,
                     Nancy Wilgenbusch, Peter I. Wold

      ___ FOR all nominees listed (except as marked to the contrary above)
                     (to withhold your vote for any nominee
          strike a line thruogh the nominee's name in the list above)
            ___ WITHHOLD AUTHORITY to vote for all nominees listed.

Item 2. Approval of Deloitte & Touche LLP FOR ___ AGAINST ___ ABSTAIN ___ as auditor

(The Board of Directors recommends a vote FOR Items 1 and 2.)

*PACORP, as custodian under the Company's Dividend Reinvestment and Stock Purchase Plan, Bankers Trust Company of California, N.A., as trustee under the Company's K Plus Employee Savings and Stock Ownership Plan and Trust, and First Interstate Bank of Utah as trustee for the Utah Power & Light Employee Savings and Stock Purchase Plan of PacifiCorp, are instructed to execute a proxy, with identical instructions, for any shares held for my benefit.

                 PLEASE SIGN ON OTHER SIDE AND RETURN PROMPTLY

                          (Continued from other side)


    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS, IF GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THEY WILL BE VOTED FOR THE DIRECTORS AND FOR THE AUDITOR. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

    Receipt is acknowledged of the notice and proxy statement relating to this meeting.

______________________________________________________________________________
Signature                       Date     Signature if held jointly        Date

______________________________________________________________________________


IMPORTANT:  Please sign exactly as name(s)         To facilitate meeting
            appear above.                          arrangements,
                                                   please indicate the     ___
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS  number of persons in your party planning to
                                                   attend.

                                                   Please mark, date, sign and
                                                   return proxy card promptly.